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                                                                    EXHIBIT 10.3

                                 April 23, 2002

David McCall, Director
USWA District 1
777 Dearborn Park Lane
Suite J
Columbus, OH 43085

Dear Director McCall:

                Re: Acquisition of RTI Assets; Union Right to Bid

     The following will confirm our understanding regarding the above-captioned matter.

     KPS Special Situations Fund, L.P. ("KPS") and Pegasus Partner II, L.P. ("Pegasus") (together, the "Investors") have been considering an acquisition of certain of the assets of Republic Technologies International, LLC ("RTI," and the assets to be purchased, the "RTI Assets") through a newly-formed acquisition entity ("RTI Acquisition, Inc." or "Newco").

     We hereby confirm to you that, in connection with the attached agreement (the "Modified Successor Labor Agreement") between with the United Steelworkers of America ("USWA" or the "Union") and Newco, the Investors will proceed to use commercially reasonable efforts to acquire the RTI Assets on the terms described in the Letter of Intent between the Investors and Republic dated as of April 12, 2002 (the "Letter of Agreement"), subject to all of the terms, conditions and contingencies described in that Letter of Intent (the "Acquisition").

     Upon the closing of the Acquisition, (i) Newco will recognize the USWA (ii) Newco will offer employment to individuals who were employees of RTI immediately prior to the closing (including those employees who elected to retire under the provisions RTI-USWA labor agreement in connection with the Acquisition), and
(iii) Newco and the USWA will execute and adopt the attached Modified Successor Labor Agreement.

     Following the execution of this letter, Newco and RTI will work with the USWA to lay the groundwork for pursuing Newco financing under the Emergency Steel Loan Guarantee Act for following the closing of the Newco Acquisition.

     As part of our agreement to proceed with the Acquisition, the Union will execute an agreement with Republic, by no later than 5:00 pm EDT on April 23,

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2002, that waives any rights, and releases Republic from any obligations, under the Right to Bid Appendix of the current labor agreement between the Union and Republic (the "Right to Bid") to the extent (and only to the extent) that the Right to Bid creates any rights or imposes any obligations with respect to the Letter of Intent and an acquisition substantially similar to the transaction described in the Letter of Intent.

     Please confirm our understanding by affixing your signature in the space provided below.

                                Sincerely yours,

                              RTI Acquisition, Inc.

                          By: /s/ Michael Psaros
                              ---------------------------
                               Michael Psaros, President



Agreed: /s/ Dave McCall
        -------------------------
        Dave McCall
        Director, District 1

Date:   April 23, 2002

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                       Modified Successor Labor Agreement

1.   Parties

     The parties to this Agreement shall be Newco (including its successors, assigns and affiliates, "Newco" or the "Company") and the United Steelworkers of America, AFL-CIO.CLC (the "USWA" or the "Union").

2.   Restatement and Modification

     The terms of the Successor Labor Agreement as outlined in Attachment 1 to Appendix 4 of the Modified Labor Agreement between Republic Technologies International, LLC ("Republic") and the USWA (the "SLA") shall be in full force and effect in all respects except as expressly modified herein (such SLA as expressly modified, the "Modified SLA" or "MSLA").

3.   Conditions to Effectiveness

     A. This MSLA shall become effective (the "Effective Date") upon the closing of a Newco acquisition of certain assets of Republic that includes (i) an aggregate capital investment by the KPS Funds and Pegasus Investors of at least $50 million, (ii) opening Newco liquidity of at least $25 million, and (iii) the acquisition of at least Republic's operating assets at the Canton cast roll complex, Lorain, and Lackawanna.

     B. The MSLA and all of its terms shall become effective on the Effective Date unless otherwise indicated in this MSLA.

4.   Revisions to the SLA

     The parties agree to modify the SLA as follows:

     a.   Institute for Career Development, as set forth in Appendix 1;

     b.   Neutrality, as set forth in Appendix 2;

     c.   Profit-sharing, as set forth in Appendix 3;

     d.   Stand Up For Steel, as set forth in Appendix 4;

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          e.   Coordinators, as set forth in Appendix 5;

          f.   Board of Directors, as set forth in Appendix 6;

          g.   Investment Commitment, as set forth in Appendix 7;

          h.   Emergency Steel Loan Guarantee Program, as set forth in Appendix
               8;

          i.   Benefit Trust, as set forth in Appendix 9;

          j. Health Care Coverage for Laid Off Employees, as set forth in Appendix 10;

          k. Rights and Protections for RTI Employees Associated with Non-Purchased Assets, as set forth in Appendix 11;

          l.   Successorship and Right to Bid, as set forth in Appendix 12

          m.   Other Contract Matters, as set forth in Appendix 13

     5.   Annual Contribution

          The maximum annnual contribution described in paragraph 4 of the SLA will be revised to $3.50 in year 3 of the contract, $3.80 in year 4 of the contract and $3.80 in year 5.

                                       2

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                                   Appendix 1
                        Institute for Career Development

Commencing on the second anniversary of the Effective Date:

In recognition of the worldwide competitive challenges that confront the Company and the entire work force, the United Steelworkers of America and [Newco] have established a major new venture in training and educating workers-The USWA/[Newco] Institute for Career Development (the "Institute")-which, in conjunction with similar programs negotiated by the Union with various other employers, will be administered under the rules and procedures of the Institute for Career Development ("ICD").The purpose of the Institute is to provide resources and support services for the education, training and personal development of the employees of [Newco] including upgrading the basic skills and educational levels of active employees in order to enhance their ability to absorb craft and non-craft training, their ability to progress in the workplace, their ability to perform their assigned work tasks to the full extent of their potential, and their knowledge and understanding of the workplace, and of new and innovative work systems. Further purposes include education, training and counseling which will enable employees to have more stable and rewarding personal and family lives, alternative carer opportunities in the event that their steelworker careers are subject to dislocation, and long, secure and meaningful retirements.

The Institute will be financed by a contribution from [Newco] in the amount of $0.10 per hour worked by USWA-represented employees covered by this Agreement. The Institute will be administered jointly by the Company and the Union in accordance with the procedures, rules, regulations and policies as agreed to by the parties. The parties will, of course, also seek and use funds from federal, state and local governmental agencies.

Consistent with this understanding, it would be appropriate for the Institute to allocate funds to certain programs that are currently being offered by [Newco] and that are consistent with the goals and limitations of this Appendix.

Apprenticeship, craft training and training for position-rated jobs are separately provided for in the collective bargaining agreement. The Company may, however, contract with the Institute to provide services and resources in support of such training.

In establishing this program USWA and [Newco] are implementing a shared vision that workers must play a significant role in the design and development of their jobs, their training and education, and their working environment. In a world

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economy many changes are unforeseen and unpredictable. Corporate success, worker security and employee satisfaction all require that the work force and individual workers be capable of reacting to change, challenge and opportunity. This, in turn, requires ongoing training, education and growth. Experience has shown that worker growth and development are stunted when programs are mandated from above but flourish in an atmosphere of voluntary participation in self-designed and self-directed, training and education. These shared beliefs shall be the guiding principles of the Institute.

The Company agrees to continue to participate fully as a member of ICD in accordance with policies, rules and regulations established by the ICD. The Company's financial contributions to the Institute will continue to be separately tracked. ICD will continue to be under the joint supervision of the Union and participating employers with a Governing Board consisting of an equal number of Union and employer appointees.

Reporting, Auditing, Accountability and Oversight

The following minimum requirements shall govern reporting, auditing, accountability and oversight of the funds provided for above:

     1.    Reporting

           For each calendar quarter, and within 30 days of the close of such calendar quarter, the Company shall account to the ICD, the International President of the Union and the Union Chair of the Negotiating Committee for all changes in the financial condition of the Institute. Such reporting shall include at least the following information for each such quarter:

           . The Company's contribution of $0.10 per hour for steelworker represented employees per quarter with cumulative balance.

           . A detailed breakdown of actual expenditures related to approved program activities during said quarter.

           . Reports shall be broken down by plant and include all expenditures for that site.

           .   Reports shall be made on form(s) developed by the Institute.

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           The Union Co-Chairs of each of the Local Joint Committees shall receive a report with the same information for their plant or local union, as the case may be.

     2.    Auditing

           The Company or the Union may, for good reason, request an audit of Company reports described above and of the underlying Institute activities made in accordance with the following: The Company and the Union shall jointly select an independent outside auditor. The reasonable fees and expenses of the auditor shall be paid from ICD funds. The scope of audits may be company-wide, plant-specific, or on any other reasonable basis.

     3.    Approval and Oversight

           Each year, the Local Joint Committees shall submit a proposed training/education plan to the Union and Company Negotiating Committee Chairs or their designees. Upon their approval, said plans shall be submitted to the Institute. The Institute must approve the annual plan before any expenditure in connection with any activities may be charged against the funds provided for in this Agreement. An expenditure shall not be charged against such funds until such expenditure is actually made.

Dispute Resolution Mechanism

Any dispute regarding the administration of the Institute at the Company or plant level shall be subject to expedited resolution by the Company and the Union Co-Chairs of the Negotiating Committee and the Executive Director of ICD who shall apply the policies, rules and regulations of the Governing Board in ruling on any such dispute. Rulings of the Executive Director on any such dispute may be appealed to the Governing Board, but the Executive Director's ruling shall become and remain effective unless stayed or reversed by action of the Governing Board. Within 60 days of the effective date of this Labor Agreement, the Union and the Company will develop such administrative procedures as are necessary for the operation of this expedited Dispute Resolution Mechanism, it being understood that the goal is to resolve disputes within no more than two weeks after the Dispute Resolution Mechanism is invoked.

Nothwithstanding anything to the contrary in this provision, the Governing Board shall not under any circumstances have any power or authority to require the

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

Company to bear costs or provide funds in connection with the ICD which exceed the Company's contribution requirements under this Appendix.

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Letter of Understanding on ICD

April 12, 2002


Mr. David R. McCall, Director
Chairman, USWA Negotiating Committee
United Steelworkers of America, District 1
777 Dearborn Park Lane, Suite J
Columbus, OH  43085

Dear Director McCall:

     This letter will confirm our understanding in connection with Appendix E, Agreement on the Establishment and Administration of the USWA/[Newco] Institute for Career Development, that if for any reason the USWA/[Newco] Institute for Career Development is terminated, or if the scope of the program is modified to the extent that all existing and committed funds are not required, the unused contributions and commitments shall be allocated to another employee benefit designated by the United Steelworkers of America, the choice of employee benefit to be subject to review with and approval by the Company, such approval not to be unreasonably withheld.

                                   Sincerely,

                                 [CEO of Newco]

CONFIRMED:


David R. McCall
Chair
Union Negotiating Committee

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                                   Appendix 2
                                   Neutrality

A.   Introduction

The Company and the United Steelworkers of America ("USWA" or "the Union") have developed a constructive and harmonious relationship built on trust, integrity and mutual respect. The parties place a high value in the continuation and improvement of that relationship.

B.   Neutrality

To underscore the Company's commitment in this matter, it agrees to adopt a position of neutrality in the event that the Union seeks to represent any non-represented employees of the Company.

Neutrality means that, except as explicitly provided herein, the Company will not in any way, directly or indirectly, involve itself in efforts by the Union to represent the Company's employees, or efforts by its employees to investigate or pursue unionization.

The Company's commitments to remain neutral as outlined above shall cease if the Company demonstrates to the Arbitrator under Section G herein that during the course of an Organizing Campaign (as defined in C below), the Union is intentionally or repeatedly (after having the matter called to the Union's attention) materially misrepresenting to the employees the facts surrounding their employment or is conducting a campaign demeaning the integrity or character of the Company or its representatives.

C.   Organizing Procedures

Prior to the Union distributing authorization cards to non-represented employees at a Covered Workplace (meaning any workplace which is: (i) controlled by the Company, as the Company is defined in Section E herein; and (ii) employs or intends to employ employees who are eligible to be represented by a labor organization in any unit(s) appropriate for bargaining), the Union shall provide the company with written notification (the "Written Notification") that an organizing campaign (the "Organizing Campaign") will begin. The Written Notification will include a description of the proposed bargaining unit.

The Organizing Campaign shall begin immediately upon provision of Written Notification and continue until the earliest of: (i) the Union gaining recognition under C-5 and C-6 below; (ii) written notification by the Union that it wishes to discontinue the Organizing Campaign; or (iii) 90 days from provision of Written Notification to the Company.

There shall be no more than one Organizing Campaign in any 12-month period.

Upon Written Notification the following shall occur:

     1.   Notice Posting

     The Company shall post a notice on all bulletin boards at all Covered Workplaces where employees eligible to be represented within the proposed bargaining unit work and where notices are customarily posted. This notice shall read as follows:

                              "NOTICE TO EMPLOYEES

          We have been formally advised that the United Steelworkers of America is conducting an organizing campaign among certain of our employees. This is to advise you that:

          1. The Company does not oppose collective bargaining or the unionization of our employees.

          2. The choice of whether or not to be represented by a union is yours alone to make.

          3. We will not interfere in any way with your exercise of that choice.

          4. The Union will conduct its organizing effort over the next 90 days.

          5. In their conduct of the organizing effort, the Union and its representatives are prohibited from misrepresenting the facts surrounding your employment. Nor may they demean the integrity or character of the Company or its representatives.

          6. If the Union secures a simple majority of authorization cards, subject to verification, of the employees in [insert description of bargaining unit provided by the Union] the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board.

     7. The authorization cards must unambiguously state that the signing employees desire to designate the Union as their exclusive representative.

     8. Employee signatures on the authorization cards will be verified by a third party neutral chosen by the Company and the Union."

The amended version of this notice as described above will be posted as soon as the Unit Determination procedure in C-3 below is completed.

In addition, following receipt of Written Notification, the Company may issue one written communication to its employees concerning the Campaign. Such communication shall be restricted to the issues covered in the Notice referred to in C-1 above or raised by other terms of this Neutrality Appendix.

The communication shall be fair and factual, shall not demean the Union as an organization nor its representatives as individuals and no reference shall be made to any occurrence, fact or event relating to the Union or its representatives that reflects adversely upon the Union, its representatives or unionization.

The communication shall be provided to the Union at least two business days prior to its intended distribution. If the Union believes that the communication violates the strictures of this provision it shall so notify the Company. Thereupon the parties shall immediately bring the matter to the Arbitrator who shall issue a bench decision resolving any dispute. In no event shall the communication be released until after the Union has been given the two days referred to above to object, and if the Union does object, until after the Arbitrator has ruled.

2.   Employee Lists

Within five days following Written Notification, the Company shall provide the Union with a complete list of all of its employees in the proposed bargaining unit who are eligible for union representation. Such list shall include each employee's full name, home address, job title and work location. Upon the completion of the Unit Determination procedure as

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described in C-3 below, an amended list will be provided if the proposed unit is changed as a result of such Unit Determination procedure. Thereafter during the Organizing Campaign, the Company will provide the Union with updated lists monthly.

3.   Determination of Appropriate Unit

As soon as practicable following Written Notification, the parties will meet to attempt to reach an agreement on the unit appropriate for bargaining. In the event that the parties are unable to agree on an appropriate unit, either party may refer the matter to the Dispute Resolution Procedure contained in Section G below. In resolving any dispute over the scope of the unit, the Arbitrator shall apply the principles used by the NLRB.

4.   Access to Company Facilities

During the Organizing Campaign the Company, upon written request, shall grant reasonable access to its facilities to the Union for the purpose of distributing literature and meeting with unrepresented Company employees. Distribution of Union literature shall not compromise safety or production, disrupt ingress or egress, or disrupt the normal business of the facility. Distribution of Union literature inside Company facilities and meetings with unrepresented Company employees inside Company facilities shall be limited to non-work areas during non-work time.

5.   Card Check

If, at any time during an Organizing Campaign which follows the existence at a Covered Workplace of a substantial and representative complement of employees in any unit appropriate for collective bargaining, the Union demands recognition, the parties will request that a mutually acceptable neutral (or the American Arbitration Association if no agreement on a mutually acceptable neutral can be reached) conduct a card check within five days of the making of the request. The neutral shall compare the authorization cards submitted by the Union against original handwriting exemplars of the entire bargaining unit furnished by the Company and shall determine if a simple majority of eligible employees has signed cards. The list of eligible employees shall be jointly prepared by the Union and the Company.

6.   Union Recognition

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     If at any time during an Organizing Campaign, the Union secures a simple majority of authorization cards of the employees in an appropriate bargaining unit, the Company shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board. The authorization cards must unambiguously state that the signing employees desire to designate the Union as their exclusive representative for collective bargaining purposes. Each card must be signed and dated during the Organizing Campaign.

D.   Hiring

     1. The Company shall, at any Covered Workplace which it builds or acquires after [the effective date of this Neutrality Appendix], give preference in hiring to qualified employees of the Company then accruing continuous service in bargaining units covered by a Basic Labor Agreement. In choosing between qualified applicants from such bargaining units, the Company shall apply standards established by Section ___ of the Basic Labor Agreement.

          This Section D-1 shall only apply where the employer for the purposes of collective bargaining is or will be the Company, a Parent or an Affiliate (and not a Venture) provided, however, that in a case where a Venture will likely have an adverse impact on employment opportunities for then current bargaining unit employees covered by this Basic Labor Agreement, then this Section D-1 shall apply to such Venture as well.

     2. Before implementing this provision the Company and the Union will decide how this preference will be applied.

     3. In determining whether to hire any applicant at a Covered Workplace (whether or not such applicant is an employee covered by a Basic Labor Agreement), the Company shall refrain from using any selection procedure, which, directly or indirectly, evaluates applicants based on their attitudes or behavior toward unions or collective bargaining.

E.   Definitions and Scope of this Agreement

     1.   Rules with Respect to Affiliates, Parents and Ventures

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     For purposes of this appendix only, the Company includes (in addition to the Company) any entity which is:

     (i) engaged in (a) the mining, refining, production, processing, transportation, distribution or warehousing of raw materials used in the making of steel; or (b) the making, finishing, processing, fabricating, transportation, distribution or warehousing of steel; and

     (ii) either a Parent, Affiliate or a Venture of the Company.

     For purposes of this appendix, a Parent is any entity which directly or indirectly owns or controls more than 50% of the voting power of the Company; an Affiliate is any entity in which the Company directly or indirectly: (a) owns more than 50% of the voting power or (b) has the power based on contracts or constituent documents to direct the management and policies of the entity; and a Venture is an entity in which the Company owns a material interest; provided that none of the KPS Funds, the Pegasus Funds, their limited partners, their portfolio companies or affiliates outside the Company's corporate family will deemed to be a Parent, Affiliate or Venture.

2.   Rules with Respect to Existing Parents, Affiliates and Ventures

     The Company agrees to cause all of its existing Parents, Affiliates and/or Ventures that are covered by the provisions of Section E-1 above, to become a party/parties to this appendix and to achieve compliance with its provisions.

3.   Rules with Respect to New Parents, Affiliates and Ventures

     The Company agrees that it will not consummate a transaction, the result of which would result in the Company having or creating: (i) a Parent, (ii) an Affiliate or (iii) a Venture; without ensuring that the New Parent, New Affiliate and/or New Venture, if covered by the provisions of Section E-1 above, agrees to and becomes bound by this appendix.

4. In the event that a Parent, Affiliate or Venture is not itself engaged in the operations described in Section E (1)(i) above, but has a Parent, Affiliate or Venture that is engaged in such operations, then such Parent, Affiliate or Venture shall be covered by all provisions of this Agreement.

F.   Bargaining in Newly-Organized Units

Where the Union is recognized pursuant to the above procedures, the first collective bargaining agreement applicable to the new bargaining unit will be determined as follows:

     1. The employer and the Union shall meet within 14 days following recognition to begin negotiations for a first collective bargaining agreement covering the new unit bearing in mind the wages, benefits, and working conditions in the most comparable operations of the Company (if any comparable operations exist), and those of unionized competitors to the facility in which the newly recognized unit is located.

     2. If after 90 days following the commencement of negotiations the parties are unable to reach agreement for such a collective bargaining agreement, they shall submit those matters that remain in dispute to the Chairman of the Union Negotiating Committee and the Company's Vice President-Employee Relations who shall use their best efforts to assist the parties in reaching a collective bargaining agreement.

     3. If after 90 days following such submission of outstanding matters, the parties remain unable to reach a collective bargaining agreement, the matter may be submitted to final offer interest arbitration in accordance with procedures to be developed by the parties.

     4. If interest arbitration is invoked, it shall be a final offer package interest arbitration proceeding. The interest arbitrator shall have no authority to add to, detract from, or modify the final offers submitted by the parties, and the arbitrator shall not be authorized to engage in mediation of the dispute. The arbitrator's decision shall select one or the other of the final offer packages submitted by the parties on the unresolved issues presented to him in arbitration. The interest arbitrator shall select the final offer package found to be the more reasonable when considering (a) the negotiating guideline described in F-1 above, (b) any other matters agreed to by the parties and therefore not submitted to interest arbitration, and (c) the fact that the collective bargaining agreement will be a first contract between the parties. The decision shall be in writing and shall be rendered within thirty (30) days after the close of the interest arbitration hearing record.

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

     5. Throughout the proceedings described above concerning the negotiation of a first collective bargaining agreement and any interest arbitration that may be engaged in relative thereto, the Union agrees that there shall be no strikes, slowdowns, sympathy strikes, work stoppages or concerted refusals to work in support of any of its bargaining demands. The Company, for its part, likewise agrees, not to resort to the lockout of employees to support its bargaining position.

G.   Dispute Resolution

Any alleged violation or dispute involving the terms of this appendix may be brought to a joint committee of one representative of each of the Company and the Union. If the alleged violation or dispute cannot be satisfactorily resolved by the parties, either party may submit such dispute to the Arbitrator. A hearing shall be held within ten (10) days following such submission and the Arbitrator shall issue a decision within five days thereafter. Such decision shall be in writing but need only succinctly explain the basis for the findings. All decisions by the Arbitrator pursuant to this appendix shall be based on the terms of this appendix and the applicable provisions of the law. The Arbitrator's remedial authority shall include the power to issue an order requiring the Company to recognize the Union where, in all the circumstances, such an order would be appropriate.

The Arbitrator's award shall be final and binding on the parties and all employees covered by this appendix. Each party expressly waives the right to seek judicial review of said award; however, each party retains the right to seek judicial enforcement of said award.

                                       15

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                                   Appendix 3
                                 Profit Sharing

1.   Introduction

     The parties agree to establish a profit sharing plan (the "Plan").

2.   Level of Payout

     The Company agrees that it will create a profit sharing pool (the "Pool") consisting of fifteen percent (15%) of the Company's Quarterly Pre-Tax Profits, as defined below, and to distribute the Pool within 45 days of the end of each fiscal quarter, in the manner described below.

3.   Calculation of Profits

     For the purposes of this Plan, Quarterly Profits shall be defined as the excess of (A) Pre-Tax Income over (B) the Threshold, where:

     A. Pre-Tax Income is Earnings Before Taxes ("EBT")* of the Company calculated on a consolidated basis in accordance with United States Generally Accepted Accounting Policies ("GAAP") with the following exclusions:

          1. Income or loss related to any charges or credits (whether or not identified as special credits or charges) for unusual, infrequently occurring or extraordinary items, including credits or charges for plant closures, business dispositions and asset sales that are not normal operating charges or credits of the Company under internal Company accounting policies consistently applied (but excluding any charge representing a cash expense incurred by the Company in connection with the Company's planned asset re-configuration in the 12 months following the closing of the transaction);

          2. Any cost or expense associated with the Plan or any other profit sharing or similar plan for any of the Company's employees; and

_____________________

* i.e., the excess of GAAP net income over GAAP provision for income taxes.

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

               3. Any management fees (in excess of expense re-imbursement) actually paid to the KPS and Pegasus entities as monitoring fees.

               4. Any cash interest payments in excess of $2.5 million attributable to incremental debt placed on the Company in connection with a cash shareholder realization.

          and

          B.   The Threshold is $12.5 million

     4.   Individual Entitlement

          The Pool will be divided as follows:

          A. 25% of the Pool will be divided among all USWA-represented employees covered by the Basic Labor Agreement ("Participants") on the basis of the Hours (as defined below) of each such Participant in the calendar weeks within each fiscal quarter.

               1. Hours shall include the following, but shall not exceed 40 hours for any week for any Participant. Hours worked (including straight time and overtime hours), vacation and holiday hours at the rate of 8 hours for each holiday or day of vacation, hours on USWA business, and hours, at the rate of 8 hours a day, while receiving Workers' Compensation benefits (based on the number of days absent from work while receiving such benefits).

               2. Any payments made to a Participant pursuant to this Profit Sharing Plan shall not be included in the Participant's earnings for purposes of determining any other pay, benefit, or allowance of the Participant.

          B.   75% of the Pool will be contributed to the Benefit Trust.

     5.   Administration of the Plan

          A. The Plan will be administered by the Company in accordance with its terms and the costs of administration shall be the responsibility of the Company. Upon determination of each Quarterly Profit

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

               calculation, such calculation shall be forwarded to the Chair of the Union Negotiating Committee accompanied by a Certificate of Officer signed by the Chief Financial Officer of the Company, providing a detailed description of any adjustments made to Earnings Before Taxes and stating that EBT was determined in accordance with GAAP and that Quarterly Profit was calculated in accordance with this Appendix.

          B. The Union, through its Negotiating Committee Chair or his/her designee, shall have the right to review and audit any information, calculation or other matters concerning the Plan. The Company shall provide said designee with any information reasonably requested in connection with such review. The reasonable actual costs incurred by the Union in connection with any such audit shall be paid from the Pool and deducted from the amount otherwise available under the Pool for distribution to employees.

          C. In the event that a discrepancy exists between the Company's Profit Sharing calculation and the results obtained by the Union designee's review, the Company Chair and the Union Chair of the respective Negotiating Committees shall attempt to reach an agreement regarding the discrepancy. In the event that they cannot resolve the dispute, either party may submit such dispute to final and binding arbitration under the Grievance Procedure outlined in the Basic Labor Agreement.

     6.   Prompt Payment

          Notwithstanding the above, the Company shall comply with the requirements of paragraph's 2-4 above based on its interpretation of the appropriate payout. If the process described in paragraph 5 above results in a requirement for an additional payout, said payout shall be made no more than 14 days after the date of agreed resolution or issuance of the Arbitrator's award.

     7.   Summary Description

          The parties will jointly develop a description of the calculations used to derive profit sharing payments under the Plan for each quarter and distribute same to each Participant.

                                   Appendix 4
                               Stand Up For Steel

     1. The Company agrees to join the Stand Up For Steel Coalition ("SUFS") as of the second anniversary of the Effective Date and subject to the Annual Program Cost.

     2. The parties agree that SUFS will serve as a focal point of their joint activities in combating unfair trade in steel and related products and other subjects as agreed to by the parties. The parties will continue to pursue other activities separately as appropriate and the funding and structure contemplated herein shall not be applicable to litigation to enforce the nation's trade laws.

     3. The Company will contribute $0.075 per ton shipped (other than tubular rounds) commencing on the second anniversary of the Effective Date up to maximum of $100,000 per contract year.

     4. SUFS will have a Governing Board consisting of an equal number of Union and Company representatives. The Board will be co-chaired by the USWA International President and a CEO selected by the participating companies.

     5. The parties will jointly recruit all American steel (carbon and stainless) and iron ore companies and others to join the organization under the terms described herein. The Company agrees to work with the other participating companies so that the company representatives on the Governing Board will represent the interest of all participating companies.

     6. All activities conducted under the banner of Stand Up For Steel shall be approved by the Governing Board.

                                   Appendix 5
                                  Coordinators

     Effective on the second anniversary of the Effective Date:

     In this MSLA the parties have committed themselves to a number of joint undertakings crucial to the success of the Company, its employees, and the Union. In recognition of the crucial role being served by the Union in accomplishing the joint goals of the parties, the parties agree as follows:

          A. The Union Chair of the Negotiating Committee shall select and direct two (2) Coordinators who shall be responsible throughout the Company for implementation and ongoing monitoring of joint undertakings of mutual interest to the Company and the Union as well as adminstration of the labor and benefits agreements. It is expected that Coordinators will visit each of the Company's locations on a regular basis in the performance of his/her duties.

          B. Each Coordinator shall be an employee of the Company. The Coordinator shall be compensated by the Company in the amount of the appropriate wages, benefits and other fringe benefits s/he would have earned during their normal course of employment with the Company, but for this assignment. In addition, each Coordinator shall be reimbursed for reasonable out-of-pocket expenses including, but not limited to, travel (coach airfare, hotel and per diem) incurred in connection with this assignment. In order to receive such lost time payments and expense reimbursements supporting vouchers must be provided by the Coordinator.

          C. The Company's annual costs under this Appendix will be capped at $150,000 per year.

                                   Appendix 6
                               Board of Directors

The Company agrees to issue to the Union preferred stock on the Effective Date as described below.

                            Series A Preferred Stock

Issuer             The Company.

Security           One share of preferred stock.

Holder United Steelworkers of America, AFL-CIOo CLC ("USWA"), or a successor labor organization to the USWA.

Election           The Holder will maintain the right to elect, remove and
of Directors       replace one (1) member of the Issuer Board of Directors from the Effective Date through the Termination Date.

Amendment          The terms of the Series A Preferred Share cannot be amended without the prior written consent of the Holder.

Additional         The Company will not issue any additional shares of the
Issuance           Series A Preferred Stock.

Dividends          None.

Transferability    The Series A Preferred Share will automatically convert into a single share of Issuer common stock if transferred to any person or entity other than the Holder.

Termination        The date the Holder is no longer the collective bargaining representative for any of the Company's employees.

                                   Appendix 7
                              Investment Commitment

The Company will not make any investment outside the steel industry without the approval of the Union (such approval to not be unreasonably withheld).

                                   Appendix 8
                     Emergency Steel Loan Guarantee Program

The Company will vigorously pursue financing under the Emergency Steel Loan Guarantee Program (a "Government Loan") on terms acceptable to Newco.

                                   Appendix 9
                                  Benefit Trust

Trust:

The parties will establish a Benefit Trust which will be dedicated to the payment of certain medical, pension, welfare and life insurance benefits as set forth herein.

Beneficiaries:

Retirees and dependents from USWA represented bargaining units of the Company and retirees and dependents from USWA represented bargaining units of RTI and its predecessor companies who were entitled to receive retiree insurance benefits under the MLA.

Company Contribution:

The Company shall make the following contributions to the Benefit Trust:

     (i)    on the Effective Date: $3 million;

     (ii) that portion of the $3.00 per hour referred to in the SLA ($3.50 per hour in year three of the contract, $3.80 in year four and $3.80 in year five) which the Union directs the Company to contribute to the Benefit Trust (which direction shall be provided by the Union within nine months of the Effective Date);

     (iii) within 45 days of the end of calendar quarter, a Profit-Sharing Contribution consisting of 75% of the Pool in addition to the obligations outlined in (i) - (ii) above;

     (iv) upon funds becoming available from a loan or lending facility secured in connection with a Government Loan, the Company shall make a one-time contribution to the Benefit Trust equal to two percent (2%) of the initial $100 million in net proceeds of the Government Loan plus ten percent (10%) of the net incremental liquidity created by net proceeds of the Government Loan in excess of $100 million. If, for example, Newco obtains net proceeds of a $150 million from a Government Loan, the Company will make a one-time contribution of $7 million to the Benefit Trust assuming that the Company pays down it revolver by an incremental $50 million in connection with the Government Loan ($2 million in connection with the initial $100 million of proceeds and $5 million in connection with remaining $50 million of net incremental liquidity).

Review of Contributions:

Upon determination of the amount of any Company Contribution, such calculation shall be forwarded to the Union for review. The Union shall have the right to review and audit any information, calculation or other matter concerning the determination of the Company Contribution. The Company shall provide the Union with any information reasonably requested in connection with such review.

Board of Trustees:

The Benefit Trust will be governed by a Board of Trustees consisting of six members, three appointed by the Union and three appointed by the Company. Any disputes between or among the Trustees shall be subject to the dispute resolution procedures established by the Trust Agreement.

The Trustees shall receive no compensation other than reimbursement for reasonable and appropriate expenses.

Benefits:

The Board of Trustees shall determine the health care, welfare and life insurance benefits to be provided by the assets of the Trust based upon Company Contributions, participant contributions and investment income.

Functions of the Trustees:

The Board of Trustees shall be the plan sponsor and administrator and Named Fiduciary of the Benefit Trust. The Trustees shall have all power and authority provided under law for Named Fiduciaries and as specifically described in the Trust Agreement, including, but not limited to, the management of the assets of the Benefit Trust, the retention of such independent professionals as the Trustees may deem necessary and appropriate and establishment and amendment of the terms of the plan to provide health care and life insurance benefits.

Expenses:

The costs of establishing and administering the Benefit Trust shall be paid out of the assets of the Benefit Trust.

Trust Agreement:

The parties shall adopt a mutually acceptable Trust Agreement establishing the Benefit Trust.

                                   Appendix 10
                   Health Care Coverage for Laid Off Employees

 For the first two years following the Effective Date, Newco will provide a total pool of up to $550,000 for employees or former employees who are subject to an involuntary layoff to be allocated in a manner determined by the parties.

 In addition, Newco will fund health insurance benefits, under the terms of the current Republic insurance plan for active employees, for health insurance claims accrued and incurred, but not reported by the closing of the transaction, by active Republic employees who are not hired by Newco; provided, however, that Newco's total net financial obligation in connection with such claims will not exceed $2.1 million.

                                   Appendix 11
                    Rights and Protections for RTI Employees
                      Associated with Non-Purchased Assets

April 12, 2002

Mr. David R. McCall
Director
U.S.W.A., District 1
777 Dearborn Park Lane, Suite J
Columbus, OH  43085-5716

         Subject: Preferential Hiring for [NEWCO]

Dear Dave,

This is to confirm our understanding regarding the process that will be utilized to provide preferential hiring opportunities at [NEWCO] ("the Company") for former Republic Technologies International, LLC ("Predecessor Company") employees. The governing principle of the parties in establishing this procedure is to maintain the seniority rights and preferences of the RTI USWA represented employees. The anticipated result is that the positions required by the Company will initially be filled by hiring those employees who were displaced from those positions with the Predecessor Company.

     (A) Employees of the Predecessor Company will, for this purpose, be considered as terminated by the Predecessor Company as of the effective date of this MSLA, or if applicable, on the last day worked in conjunction with any transition operations of the Predecessor Company. Employees for the Company will be hired directly into positions as though the Company were recalling such employees from lay off under the terms of the Master Agreement and/or Plant Specific Agreement between the Predecessor Company and the United Steelworkers of America ("the USWA" or "the Union").

In the event no Predecessor Company employees are available on the seniority rosters from any Predecessor Company location, hiring will be permitted for other Predecessor Company locations in accordance with the procedures of the Plant Transfer provisions (IJOP) of the Predecessor Company MLA, without reference to the sixty (60) day layoff requirement.

All offers of hiring will be in writing and will be sent by certified letter to the last address of record for the employee.


Sincerely,


____________________
NEWCO


                                              Confirmed:

                                              ___________________________
                                              David R. McCall
                                              Director
                                              USWA, District 1

                                   Appendix 12
                         Successorship and Right to Bid

The Basic Labor Agreement will contain the following successorship and right to bid provisions (notwithstanding any language to the contrary in the SLA):

Successorship

The Company agrees that it will not sell, convey, assign or otherwise transfer any plant or significant part thereof covered by the then existing Basic Labor Agreement between the Company and the Union (an "Operation") to any other party (hereinafter referred to as "Buyer") who intends to continue to operate the Operation as the Company had, unless the following conditions have been satisfied prior to the closing date of the sale:

     (A) the Buyer shall have entered into an agreement with the Union recognizing it as the bargaining representative for the employees within the then existing bargaining units,

     (B) the Buyer shall have either (i) entered into an agreement with the Union establishing the terms and conditions of employment or (ii) agreed to assume and be bound the Basic Labor Agreement as it applies to the Operation, in either case to be effective as of the closing date, and

     (C) if requested by the Company, the Union will enter into negotiations with the Company on the subject of releasing and discharging the Company from any obligations, responsibilities and liabilities to the Union and the Employees and/or applicable individuals in connection with the sale of the Operation, except as the parties otherwise mutually agree.

This Article is not intended to apply to (i) any transactions solely between the Company and any of its subsidiaries or affiliates, or its parent company including any of its subsidiaries or affiliates; (iii) transactions involving the sale of stock of the Company or its Parent or a merger of the Company or its Parent or (iii) a public offering of registered securities.

Right To Bid

Section 1

Should (a) the Company decide (a "Company Decision") or (b) be presented with an offer (an "Unsolicited Offer") to sell or otherwise transfer (other than a sale lease-back transaction conducted purely as a financing transaction and involving an unrelated third party): (i) a controlling interest in the corporate entity which owns its assets (a "Controlling Interest"); or (ii) all or a portion of its facilities ("Facilities"), (either or both, the "Assets") it will so advise the USWA in writing and grant to the USWA the right to organize a transaction to purchase the assets (a "Transaction").

Section 2

The Company will provide the USWA with any information needed to determine whether it wishes to pursue a Transaction. All such information shall be subject to an executed Confidentiality Agreement.

Section 3

The Company shall notify the USWA of the schedule and/or timetable for consideration by the Company of any possible transaction. The Company will provide the USWA with thirty days in which to organize an alternative transaction and the same information provided to any other interested party.

Section 4

During the period described in Section 3 above, the Company will not any binding agreement or contract regarding the Assets with another party (including a letter of intent that commits the Company to a topping or break up fee) other than procedural agreements such as a confidentiality agreement

Section 5

In the event that the USWA submits an offer within the thirty day period described above, the Company shall not be under any obligation to accept such offer. However, the Company shall be entitled to enter into an agreement with regard to the Assets with an entity other than the USWA only if, in the reasonable judgment of its Board of Directors, the non-USWA proposal is more favorable on balance to the Company and/or its shareholders, taking into consideration price, certainty of payment (or risk of nonpayment), contingencies, financial strength of the proposed purchaser, conditions precedent to closing and other factors affecting the value of the transaction to the Company and its shareholders.

Section 6

This agreement shall not be deemed to cover any public offering of equity or any transactions solely between the Company and any of its subsidiaries or affiliates, or its parent company including any of its subsidiaries or affiliates.

Section 7

The rights granted to the USWA herein may be transferred or assigned by the USWA to a third party (but the transferee may not thereafter transfer such right to bid).

                                   Appendix 1
                             Other Contract Matters

 Attachments 1(F) and 1(G) to the SLA

 Attachments 1(F) and 1(G) to the SLA shall be modified to read as follows:

                          Appendix 4 - Attachment 1(F)
                         Purpose, Scope and Recognition

Section 1 -- Purpose
It is the intent and purpose of the parties hereto to set forth herein the agreement covering rates of pay, hours of work, and conditions of employment to be observed between the parties hereto for the Employees of the Company In the bargaining units of the Company set forth in this Appendix.

Section 2 -- Recognition
The Union having been designated the exclusive collective bargaining representative of the Employees of the Company as defined in this Appendix, the Company recognizes the Union as such exclusive representative. Accordingly, the Union makes this Agreement in its capacity as the exclusive collective bargaining representatives of such Employees. The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an Employee or the Union of a violation by the Company of this Agreement. As the representative of the Employees, the Union may process complaints, and grievances through the complaint and grievance procedure, including arbitration, in accordance with this Agreement or adjust or settle the same.

Section 3 - Coverage
In accordance with and subject to the provisions of the Labor Management Relations Act, 1947, as amended, the Company recognizes the Union as the exclusive bargaining agency of the production and maintenance Employees (including all employees performing office, clerical and technical work that are included in existing RTI/USWA bargaining units) of the Company's steel manufacturing and finishing facilities for which units the Union is certified by the National Labor Relations Board or may be, during the life of this Agreement, recognized by the Company as the exclusive collective bargaining representative of the Company for the purpose of collective bargaining in respect to rates of pay, hours of work, and conditions of employment.

Section 4 - Employee Defined

The term "Employee," as used in this Agreement, shall mean the production and maintenance Employees, but shall not include executives, foremen, assistant foremen, supervisors who do not work with tools, draftsmen, timekeepers, first-aid men and nurses and plant protection. In the plants in Stark County, Ohio, bricklayers are similarly not included.

                          Appendix 4 - Attachment 1(G)
                                    Seniority

Section 1 - Factors Affecting
Plant continuous service shall be used for all purposes in which a measure of continuous service is utilized.

In the promotion of Employees to non-supervisory positions and for the purpose of demotions, or layoffs in connection with the decreasing of the working force and of the recalling to work of Employees so laid off, the following factors shall be considered, and if factors (B) and (C) are relatively equal, length of continuous service shall govern:

     (A)  Length of continuous service;

     (B)  Ability to perform the work, and;

     (C)  Physical fitness.

Section 2- Continuous Service Record
The continuous service record of any Employee shall be determined as follows:

     (A) Each Employee shall have such continuous service record as is shown on the employment records of the Company for such Employee commencing with the date of initial employment with the Company, and he shall accumulate additional continuous service in accordance with Subparagraph (C) below, until his continuous service record shall be broken in which event his continuous service record shall end and be canceled. For Employees who had previously been employed by the preceding owner of any plant, continuous service will include credit for all service shown on the Employee's continuous service record with such preceding owner as of the date of initial employment with the Company.

     (B) Each new Employee and each person rehired after the cancellation of his continuous service record shall accumulate continuous service from the date of such hiring or rehiring, until his continuous service record is broken, in which event his continuous service record shall end and be canceled.

     (C) The continuous service record of an Employee shall be considered to be broken so that no prior period or periods of employment shall be counted and his seniority shall cease in the following instances:

               (1)  Employee voluntarily quits employment;

               (2)  Employee is discharged;

               (3) Employee fails to return to work upon expiration of an approved leave of absence where forty-eight (48) hour notice to return has been given by the Company to the Employee and to the Union;

               (4) Employee is absent due to either layoff or disability or both which continues for more than two (2) years (however, (i) for three (3) years thereafter, upon written medical certification to the Company of his fitness to return to duty, the Employee will be eligible for recall to any position for which he is qualified which is not filled pursuant to Section 4, Paragraph (A) based on his previously accumulated service; and (ii) Employees unable to work due to an on-duty injury shall accumulate credit for continuous service until the end of the period for which statutory Workers' Compensation is payable, plus thirty (30) days;

               (5) Unauthorized absence from scheduled work for three (3) consecutive working days;

               (6) Employee fails to report for and begin work within seven (7) calendar days after receipt by Employee of notice of recall from layoff. Employees who are employed elsewhere will, upon a request made to the Company within this period and with reasonable proof of such employment, be given an additional seven (7) calendar days to report for and begin work, to allow the Employee to give reasonable notice to his current employer.

Section 3 - Probationary Employees
New Employees and those hired after a break in continuous of service will be regarded as probationary Employees for the first five hundred twenty (520) hours of actual work and will receive no continuous service credit during such period. Probationary Employees may initiate complaints under this Agreement but may be laid off or discharged as exclusively determined by Management; provided that this will not be used for purpose of discrimination because of race, color, religious creed, national origin, sex, age or disability as defined under the ADA of 1990, or because of membership in the Union. Probationary Employees continued in the service of the Company subsequent to the first five hundred twenty (520) hours of actual work shall receive full continuous service credit from date of original hiring.

Section 4 - Promotion
(A)  Posting
     When the Company decides that a position needs to be filled, a notice to that effect will be posted by the Company for seven (7) working days in the Plant having the open position. Employees who apply will be considered in the following category order:

          (1)  the department where the vacancy exists;

          (2)  the Plant where the vacancy exists;

          (3) All other Plants within the Company: provided, however, if there is no qualified Employee applicant, the Company may hire a new employee.

(B)  Selection
     Employees who apply under Paragraph (A) above will be awarded the vacancies in accordance with Section 1 of this Appendix. All promotions are subject to a ninety (90) day qualification period in the new job. Employees selected for a new job will be entitled to return to their previous job in the event the Company determines their performance during the qualification period is not satisfactory, subject to dispute resolution procedure.

(C)  Period Between Promotions
     To promote efficient and economical operations, the parties agree that continuity for a period of time in a position is important. Therefore, the following limitations shall apply to Employees applying for new jobs or vacancies:

          (1) Employees who apply for a position may strike their name from the posting at any time during the seven (7) working day period that the position is posted. If an Employee leaves his name in consideration and is selected for a position but refuses to take it, he cannot apply for another position for two (2) months after the date on which he was selected for the position.

          (2) If an Employee applies, is selected, and then works in the position, he cannot apply for another position for six (6) months after the date he begins working in that position, following any training period.

Section 5 - Temporary Vacancies
Temporary vacancies will be filled at the Company's discretion. If two (2) Employees are equally qualified to do the work, the Company will take seniority into consideration.

Section 6 - Temporary Transfers
In the event an Employee is temporarily transferred to a higher rated job, the Employee shall receive the higher rate. If an Employee is temporarily transferred to a lower rated job, the Employee shall continue to receive the Employee's regular rate.

Section 7 - Union Officers
When Management decides that the workforce in any seniority unit in any plant is to be reduced, the member of the plant Grievance Committee, if any, in that unit shall, if the reduction in force continues to the point at which he would otherwise be laid off, be retained at work and for such hours per week as may be scheduled in the work area in which he is employed, provided he can perform the work of the job to which he must be demoted. The intent of this provision is to retain in active employment the plant grievance committeemen for the purpose of continuity in the administration of the labor agreement in the interest of Employees so long as a workforce is at work; provided that no grievance committeeman shall be retained in employment unless work which he can perform is available to him in the designated work area which he represents. The Local Union shall designate and advise the Company of such area of representation.

This provision shall apply also to Employees who hold any of the following offices in the Local Union or Unions in which the Employees of the plant are members: President, General Grievance Committeeman, Unit Chairperson, Vice President, Recording Secretary, Financial Secretary, and Treasurer unless legally prohibited.

Section 8 - Continuous Service Lists
The Company shall make available to the Local Union concerned lists showing the relative continuous service of each Employee in each seniority unit. Such lists shall be revised by the Company from time to time, as necessary, but at least every six (6) months, to keep them reasonably up to date. The seniority right of individual Employees shall in no way be prejudiced by errors, inaccuracies, or omission in such lists.

Overtime Equalization

April 12, 2002

Mr. David R. McCall
Director
U.S.W.A., District 1
777 Dearborn Park Lane, Suite J
Columbus, OH  43085-5716

         Subject: Overtime Equalization

Dear Dave:

This is to confirm our understanding regarding the process that will be utilized for overtime distribution. It is agreed that within 30 days of the Effective Date of the MSLA, the parties will develop procedures for the equalization of overtime opportunities. While it is desired that such procedures be consistent throughout the Company, it is recognized that some variations may exist from location to location. It is agreed, however, that all such procedures will include a requirement that participants must be qualified to perform the work included in the overtime opportunity offered and shall provide similar standards and criteria as are currently established under the USWA/RTI Basic Labor Agreements.

Sincerely,


____________________
NEWCO

                                                     Confirmed:


                                                     David R. McCall
                                                     Director
                                                     USWA, District 1

Transfer Rights

April 12, 2002

Mr. David R. McCall
Director
U.S.W.A., District 1
777 Dearborn Park Lane, Suite J
Columbus, OH 43085-5716

         Subject:  Employee Movement Between
                   NEWCO and USS-Lorain Tubular

Dear Dave,

The parties agree to continue to facilitate movement of employees between the two companies as follows:

1. The declared shutdown of the RTI-Lorain Plant gives the RTI employees preference for hiring by the USS-Lorain Tubular plant, in the manner spelled out in the Hiring Preference provisions of the RTI Master Agreement and the RTI Plant Specific Agreement relative to transfers between RTI-Lorain and Lorain Tubular Company; as well as hiring preference by Newco as agreed to between the parties to this MSLA.

2. Employees who transfer to Lorain Tubular (inter-company bid) will have a thirty (30) day return right. Once the thirty (30) period is completed, no return right or regression rights will be permitted. An employee exercising a "30 day voluntary return right" will not be permitted to apply for another inter-company transfer for a period of one (1) year following such event. The two step bidding procedure will be retained.

3. In order to maintain continuity of operations, and permit training of a replacement, it is agreed that an employee, who is the successful bidder on an inter-company bid, may be retained in his then-current position for a period of up to ninety (90) days before being released for transfer.

4. Employees moving between companies under this process shall maintain continuous service for all purposes, as if the companies had not been separated, except as inconsistent with relevant federal laws and regulations.

Sincerely,


____________________
NEWCO

                                                       Confirmed:


                                                       ________________________
                                                       David R. McCall
                                                       Director
                                                       USWA, District 1

Reinstatement from Discharge Grievances

In the event a Republic bargaining unit employee obtains an order of reinstatement from an arbitrator in connection with a discharge grievance pending as of the closing of the transaction, Newco will reinstate such employee as ordered by the arbitrator as promptly as practicable but will not have any financial liability of any form to such employee in connection with the grievance.

Other Assumed Liabilities

Newco will assume certain accrued compensation expenses for Republic employees hired by Newco (e.g., accrued wages, accrued vacation benefits and incurred but not reported medical and workers compensation benefits) as described in the provisions of the final Newco asset purchase agreement that implement Schedule III to the Letter of Intent between Republic and RTI Acquisition, Inc. dated as of April 23, 2002.